Filed Pursuant to Rule 433

Registration Nos. 333-269194 and 333-269194-02

*Full Pricing* $1.25bn Volkswagen Auto Loan Enhanced Trust 2023-2 (VALET 2023-2)

Joint Leads:	Citi (str.), Mizuho, Scotia Capital, and TD

Co-Managers:	BofA, US Bancorp

Capital Structure:

CL	SIZE(MM)	WAL*	M/F	P.WIN	E.FINAL	L.FINAL	BENCH	SPREAD	YLD%	CPN	$Px
A1	$245.000	0.22	P-1/F1+	1-6	05/20/24	11/20/24	I-Curve	+20	5.601	5.601	100.00000
A2-A	$310.000	1.16	Aaa/AAA	6-23	10/20/25	03/22/27	I-Curve	+64	5.794	5.72	99.99417
A2-B	$225.000	1.16	Aaa/AAA	6-23	10/20/25	03/22/27	SOFR30A	+63		SOFR30A+63	100.00000
A-3	$420.000	2.76	Aaa/AAA	23-43	06/20/27	12/20/28	I-Curve	+90	5.547	5.48	99.98994
A-4	$50.000	3.58	Aaa/AAA	43-43	06/20/27	04/22/30	I-Curve	+110	5.644	5.57	99.97167

*1.30% ABS to a 10.0% Clean-up Call

Maximum size of Class A2B is 50% of total Class A2 size

-Deal Summary-

Deal Size : $1.25bn

Settle : 11/21/2023

First Pay Date : 12/20/2023

Offering Format: SEC

ERISA : Yes

Exp. Ratings : M / F

Min Denoms : $100,000 x $1,000

BBG Ticker : VALET 2023-2

B&D : Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.